UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 22, 2005

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

UIL Holdings Corporation’s subsidiary, The United Illuminating Company (UI), has a 9.5% stock ownership share in the Connecticut Yankee Atomic Power Company (Connecticut Yankee). On November 22, 2005, an administrative law judge (ALJ) issued an Initial Decision that found in favor of Connecticut Yankee on various claims related to the prudence of decommissioning costs incurred, as discussed further below.

On December 4, 1996, the Board of Directors of Connecticut Yankee voted unanimously to retire the Connecticut Yankee nuclear plant (the Connecticut Yankee Unit) from commercial operation. A decision by the Federal Energy Regulatory Commission (FERC) that became effective on August 1, 2000 allows Connecticut Yankee to collect, through the power contracts with the unit’s owners, the FERC-approved decommissioning costs, other costs associated with the permanent shutdown of the Connecticut Yankee Unit, the unrecovered investment in the Connecticut Yankee Unit, and a return on equity of 6%. Connecticut Yankee may recover 9.5% of these costs from UI.

As part of the Connecticut Yankee April 2000 rate case settlement with the FERC (2000 FERC Settlement), remaining decommissioning costs were originally estimated at $436 million. The original estimate was updated in November 2002 to increase the estimated decommissioning costs by approximately $130 million. The $130 million increase stemmed primarily from additional security costs, increased insurance costs and other factors. In December 2003, the estimate was increased by an additional $265 million, reflecting the fact that Connecticut Yankee is now directly managing the work necessary to complete decommissioning of the plant following termination in July 2003 of the contractor that had been managing such work. Consequently, the total current cost estimate of approximately $831 million (2003 Estimate) represents an aggregate increase of approximately $395 million over the 2000 FERC Settlement amount. The above financial information has been adjusted to 2003 dollars.

Connecticut Yankee filed the 2003 Estimate with the FERC as part of a July 1, 2004 rate application (the Filing) seeking additional funding to complete the decommissioning project and for storage of spent fuel through 2023. The Filing was required as part of the terms of Connecticut Yankee’s April 2000 rate case settlement agreement with the FERC and requested that new rates take effect on January 1, 2005. The Filing includes proposed increased decommissioning charges, based on the 2003 Estimate, as well as $4.0 million and $2.4 million of new charges for pension and post-retirement benefits (other than pensions), respectively. The proposed $93 million annual decommissioning collection represents a significant increase in annual charges compared to the existing FERC-approved decommissioning collection rate of $16.7 million per year that had been approved as part of the April 2000 rate case settlement. The Filing proposes extending the collection period for decommissioning from June 30, 2007 to December 31, 2010.

Notices of intervention or protest were filed in July and August 2004 at the FERC by several utility parties and by non-utility parties including the Connecticut Department of Public Utility Control (DPUC), the Office of Consumer Counsel (OCC), the Massachusetts Attorney General, the Massachusetts Department of Telecommunications and Energy, the Rhode Island Attorney General, and the Maine Public Advocate. Bechtel Power Corporation also filed a motion to intervene and protest.

On August 30, 2004, the FERC issued an order: (1) accepting for filing Connecticut Yankee’s proposed new charges for decommissioning, pension expense and post-retirement benefits (other than pensions) expense; (2) suspending the revised charges for a period of five months, to

February 1, 2005, at which time the proposed rates went into effect subject to refund; (3) establishing hearing procedures, which commenced with a pre-hearing conference before an ALJ in September 2004; (4) denying the request of the DPUC and OCC for an accelerated hearing schedule and for a bond or other security for potential refunds; (5) denying the declaratory ruling requested by the DPUC and OCC (see paragraph below), and (6) granting Bechtel’s motion to intervene as well as allowing the interventions by the other applying parties including UI and the other Connecticut Yankee power purchasers. The evidentiary hearings commenced on June 1, 2005 and concluded on June 22, 2005.

On November 22, 2005, the ALJ issued an Initial Decision that found in favor of Connecticut Yankee on all imprudence claims raised by intervenors, finding that no disallowance was warranted; the only adjustment the Initial Decision would make in Connecticut Yankee’s proposed decommissioning charges is with respect to the escalation rate used to factor the effects of inflation into the estimate. The ALJ did not address any intervenor’s proposed disallowance, regardless of the grounds for such disallowance, since the ALJ found that Connecticut Yankee had dispelled all claims of imprudence.

Under the FERC’s rules, the Initial Decision becomes final only if no party takes exception to it; if any party does take exception, the FERC will review the Initial Decision and may reach different conclusions. Connecticut Yankee expects that the intervenors who unsuccessfully raised imprudence claims before the ALJ will pursue those claims before the FERC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: 11/23/05	By /s/ Nathaniel D. Woodson
Nathaniel D. Woodson
Chairman of the Board of Directors,
President and Chief Executive Officer